QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION OF
THE MIDDLEBY CORPORATION

(EFFECTIVE AS OF MAY 13, 2005)

        The Middleby Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

  A.
  The name of the Corporation is The Middleby Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on March 12, 1985.

  B.
  This restated certificate of incorporation was duly adopted by the Board of Directors and the holders of a majority of outstanding capital stock of the Corporation entitled to vote thereon at a duly convened meeting of stockholders in accordance with the provisions of Sections 242 and 245 of the GCL.

  C.
  The text of the certificate of incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

          1.     The name of the Corporation is The Middleby Corporation.

          2.     The address of the registered agent of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

        The registered agent at such address is The Corporation Trust Company.

          3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4.     The Corporation shall have authority to issue 2,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock") and 20,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"). The Preferred Stock shall be issuable in series with such designations, relative rights, preferences and limitations as may be fixed from time to time by the Board of Directors.

          The designations, preferences and relative, participating, optional and other special rights of the Preferred Stock (unless otherwise fixed by the Board of Directors) and the qualifications, limitations and restrictions thereof, are as follows:

          (a)   The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon shall be cumulative on any series as to which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the Corporation and shares which have been converted into or exchanged for shares of any other class, or any series of the same or any other class, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part.

          (b)   Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions herein applicable to all series of Preferred Stock:

            (i)    the distinctive designations of each series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) from time to time by like action of the Board of Directors;

            (ii)   the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and/or the dates when such dividends shall be payable and the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series;

            (iii)  whether such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series shall be redeemable;

            (iv)  the amount payable on shares of such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

            (v)   whether such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made in such conversion or exchange prices or rates;

            (vi)  whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights; and

            (vii) any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.

          5.     (a) So long as any shares of Preferred Stock of any series shall be outstanding, the Corporation will not declare or pay any dividends on the Common Stock (other than dividends payable solely in shares of Common Stock) or make any distributions of any kind, either directly or indirectly, in respect of shares of Common Stock, or make any payment on account of the purchase, redemption or other acquisition of Common Stock, unless on the payment, distribution or redemption date, as the case may be, all dividends on the then outstanding shares of Preferred Stock of all series of Preferred Stock then outstanding have been paid.

          (b)   In case the Corporation shall not pay in full all dividends required to be paid on all shares of all series of Preferred Stock at the time outstanding to the full extent of the preference, if any, to which each such series is entitled, all series which are of equal rank with respect to such dividends, including accumulations thereof, if any, shall be entitled to such dividends in proportion to the amounts that would be payable on such series if all dividends were paid in full. Accumulations of dividends shall not bear interest.

          (c)   In case the Corporation shall not pay in full all amounts required to be paid on all shares of all series of Preferred Stock at the time outstanding in the event of the liquidation, dissolution or winding up of the affairs of the Corporation, the shares of all series of Preferred Stock shall share ratably in the payment of all amounts payable in the event of such liquidation, dissolution or winding up in accordance with the sums which would be payable on such shares if all amounts payable on such liquidation, dissolution or winding up were paid in full.

          (d)   When dividends shall have been paid (or declared and set aside for payment) on the Preferred Stock to the full extent of the preference, if any, to which the Preferred Stock is entitled, dividends on the remaining class or classes of stock may then be paid out of the funds of the Corporation which are legally available therefor.

          6.     The property, affairs and business of the corporation shall be managed by its Board of Directors consisting of not fewer than three (3) nor more than eleven (11) persons. The exact number of directors within the maximum and minimum limitation specified herein shall be fixed from time to time by resolution adopted by the majority of the Board of Directors. The directors shall be elected and shall hold office for such term and be subject to removal as provided in the By-Laws of the Corporation.

          7.     No agreement or plan providing for the dissolution, liquidation, merger or consolidation of the Corporation or the sale, lease, or transfer of substantially all of its assets, shall be effective, unless approved by the affirmative vote of not less than two-thirds of the votes of all the shares of stock outstanding and entitled to vote thereon.

          8.     Directors, officers, employees and other agents of the Corporation, and persons who serve at its request as Directors, officers, employees, or other agents of another organization in which the Corporation directly or indirectly owns shares or of which it is a creditor, shall be indemnified by the

  Corporation to the fullest extent permitted by law, which indemnification shall include, but not be limited to, payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payments if he shall be adjudicated to be not entitled to indemnification under the law. Any such indemnification shall be provided although the person to be indemnified is no longer an officer, director, employee, or agent of the Corporation or of such other organization. No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation.

        The rights to indemnification and to the advancement of expenses conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under this certificate of incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

          9.     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 9 shall not eliminate or limit the liability of a director (except to the extent provided by applicable law) (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article 9 shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the date this Article 9 becomes effective. No amendment to or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          10.   In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of outstanding capital stock entitled to vote thereon.

          11.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this restated certificate of incorporation to be executed on its behalf this 11th day of May.

By:	/s/ TIMOTHY J. FITZGERALD Name: Timothy J. FitzGerald Title: Vice President and Chief Financial Officer

QuickLinks

RESTATED CERTIFICATE OF INCORPORATION OF THE MIDDLEBY CORPORATION